UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BIOSPECIFICS TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3054851
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Righter Parkway Delaware Corporate Center II Wilmington, DE	11563
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.              ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box                       .   ☒

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series B Junior Participating Preferred Stock Purchase Rights	The Nasdaq Capital Market

INFORMATION REQUIRED IN REGISTRATION STATEMENT

INTRODUCTORY COMMENT

This Amendment No. 2 amends and supplements the Registration Statement on Form 8-A filed by BioSpecifics Technologies Corp. (the “Corporation”) on May 30, 2002 (the “Form 8-A”), as amended by the Corporation by Amendment No. 1 to the Form 8-A filed by the Corporation on February 4, 2011.

Item 1.	Description Of Registrant’s Securities To Be Registered.

Item 1 is amended and supplemented by adding the following:

On April 10, 2020, the Corporation entered into an amendment of the Rights Agreement (the “Amendment”). The Amendment changes the Final Expiration Date (as defined in the Rights Agreement) of the Rights from May 31, 2020 to April 10, 2020. As a result, the Rights expired and the Rights Agreement was effectively terminated as of April 10, 2020. A copy of the Amendment is filed as Exhibit 4.7 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

On April 10, 2020, pursuant to Section 151(g) of the Delaware General Corporation Law, the Company caused a Certificate of Elimination of the Series B Preferred Stock (the “Certificate of Elimination”) to be executed and filed with the Secretary of State of the State of Delaware to eliminate the Series B Preferred Stock from the Company’s Certificate of Incorporation, as amended, and, thereafter, all ten thousand (10,000) shares of Series B Preferred Stock previously designated resumed the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company. A copy of the Certificate of Elimination is filed as Exhibit 4.8 to this Registration Statement on Form 8-A/A and is incorporated herein by reference.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

Exhibit No.	Description
4.1	Rights Agreement, dated May 14, 2002, by and between the Company and OTC Corporate Transfer Service Company (incorporated by reference to Exhibit 1 to the Company’s Form 8-A filed May 30, 2002 (File No. 000-19879))
4.2	Amendment No. 1 to Rights Agreement, dated June 19, 2003, by and between the Company and OTC Corporate Transfer Service Company (incorporated by reference to Exhibit 10.19 of the Company’s Annual Report on Form 10-KSB filed March 2, 2007 (File No. 000-19879))
4.3	Amendment No. 2 to Rights Agreement, dated February 3, 2011, by and between the Company and OTC Corporate Transfer Service Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed February 4, 2011 (File No. 001-34236))
4.4	Amendment No. 3 to Rights Agreement, dated March 5, 2014, by and between the Company and Worldwide Stock Transfer, LLC (as successor in interest to OTC Corporate Transfer Service Company) (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K filed March 7, 2014 (File No. 001-34236))
4.5	Amendment No. 4 to Rights Agreement, dated May 27, 2016, by and between the Company and Worldwide Stock Transfer, LLC (as successor in interest to OTC Corporate Transfer Service Company) (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K filed April 2, 2019 (File No. 001-34236))
4.6	Amendment No. 5 to Rights Agreement, dated May 11, 2018, by and between the Company and Worldwide Stock Transfer, LLC (as successor in interest to OTC Corporate Transfer Service Company) (incorporated by reference to Exhibit 4.6 to the Company’s Annual Report on Form 10-K filed April 2, 2019 (File No. 001-34236))
4.7	Amendment No. 6 to Rights Agreement, dated April 10, 2020, by and between the Company and Worldwide Stock Transfer, LLC (as successor in interest to OTC Corporate Transfer Service Company)
4.8	Certificate of Elimination of the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on April 10, 2020

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIOSPECIFICS TECHNOLOGIES CORP.

	By:	/s/ Carl A. Valenstein
Carl A. Valenstein
Dated: April 10, 2020	Corporate Secretary

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